UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2008

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19700 (Commission File Number)	33-0266089 (I.R.S. Employer Identification No.)

9360 Towne Centre Drive

San Diego, California 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 552-2200

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 8, 2008, Amylin Pharmaceuticals, Inc. and Eli Lilly and Company agreed to an addendum to their co-promotion agreement, or the Addendum, which amends the U.S. Co-Promotion Agreement between the parties, dated September 19, 2002, under which the parties co-promote BYETTA® (exenatide injection) in the United States.  The Addendum, which expires on December 31, 2009, provides that Lilly will cause its previously retained third party sales force for Cialis® (tadalafil) to co-promote BYETTA in the United States in addition to Lilly’s existing domestic sales force currently marketing BYETTA.  Lilly will pay 100% of the costs related to the third party sales force.  Amylin and Lilly are parties to a number of other agreements that have been entered into in connection with the development and commercialization of BYETTA.

Item 8.01 Other Events.

Additionally, under a separate arrangement in effect during the term of the Addendum, Amylin has agreed to add approximately 15% more sales representatives to its existing primary care sales force and to use its primary care sales force to co-promote Lilly’s product, Cialis, in consideration of Lilly sharing 50% of the costs related to the additional Amylin sales representatives and the payment of costs of the third party sales force discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: May 8, 2008	By:	/s/ LLOYD A. ROWLAND
Lloyd A. Rowland
Vice President, Governance and Compliance, and Corporate Secretary